COLLATERAL SECURITY, SETOFF AND NETTING AGREEMENT

THIS COLLATERAL SECURITY, SETOFF AND NETTING AGREEMENT, dated as of December 7, 2007, (as amended, supplemented and otherwise modified from time to time, the “Agreement”) is made collectively among:

ARCO CAPITAL CORPORATION LTD.. (“ACC”) and with respect to ACC, any Person who, directly or indirectly, is in control of, or is controlled by, or is under common control with, ACC (each such Person, a “ACC Affiliate”) (ACC and its parent, subsidiaries and ACC Affiliates, individually a “ACC Entity” and collectively the “ACC Group”), on the one hand,

– and –

LUMINENT MORTGAGE CAPITAL, INC. (“Luminent”), and each of MERCURY MORTGAGE FINANCE STATUTORY TRUST, LUMINENT CAPITAL MANAGEMENT, INC., PANTHEON HOLDING COMPANY, INC., PROSERPINE LLC, MAIA MORTGAGE FINANCE STATUTORY TRUST, SATURN PORTFOLIO MANAGEMENT, INC., MINERVA MORTGAGE FINANCE CORPORATION and MINERVA CDO DELAWARE SPV LLC (each such person and Luminent, individually a “Luminent Entity” and collectively the “Luminent Group”), on the other hand.

R E C I T A L S:

WHEREAS, from time to time, ACC and/or the ACC Group have engaged and may continue to engage in Transactions (as defined below) with Luminent Mortgage Capital, Inc. and/or the Luminent Group;

WHEREAS, to induce (i) GGRE LLC, an ACC Entity, to enter into and fund the Additional MRA Transactions (defined below) and (ii) ACC as “Lender” under the Credit Agreement, and as “Secured Party” under both the Guarantee and Security Agreement, to accommodate the Additional MRA Transactions by waiver or amendment of certain provisions in the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Luminent Entities have agreed to secure their present and future obligations to the ACC Entities by pledging and granting a security interest in certain collateral to the ACC Entities hereunder.

A G R E E M E N T:

Section 1. Definitions.

As used herein, unless otherwise stated in this Agreement, all defined terms shall: (i) have the same meaning ascribed to them in the relevant Transaction Documents as the context requires; and (ii) be read either as singular or plural as appropriate, and where necessary the singular form of any word used herein shall include the plural and vice versa.

“Additional MRA Transactions” means the funding by GGRE LLC of a series of new confirmations and revised confirmations under the Repurchase Agreements resulting in additional proceeds of at least $24 million to Luminent Entities.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Collateral” has the meaning set forth in Section 2.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 26, 2007 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ACC as “Lender” and Luminent as “Borrower”.

“Guarantee Agreement” means that certain Amended and Restated Subsidiary Guarantee Agreement dated as of September 26, 2007 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ACC as “Secured Party” and the Luminent Entities named therein as “Guarantors”.

“Event of Default” has the meaning set forth in Section 4.

“Obligations” has the meaning set forth in Section 2.

“Person” shall mean an individual, corporation, trust, business trust, statutory trust, partnership, limited liability company, joint venture or similar business association.

“Repurchase Agreements” means (i) those certain Master Repurchase Agreements dated as of August 14, 2007 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Saturn Portfolio Management, Inc., Mercury Mortgage Finance Statutory Trust, Inc., and Minerva Mortgage Finance Corporation each as a “seller” and GGRE LLC as “buyer” and (ii) that certain Master Repurchase Agreement dated as of December 6, 2007 between Minerva CDO Delaware SPV LLC as “seller” and GGRE LLC as “buyer”.

“Securities” means, collectively, cash or cash equivalents, securities, commodities, instruments, loans, receivables, currencies or contract rights or interests, options or rights in or in respect of any thereof, including any collateral of every kind delivered with respect thereto.

“Security Agreement” means that certain Amended and Restated Security and Pledge Agreement dated as of September 26, 2007 among each of Luminent Mortgage Capital, Inc., Mercury Mortgage Finance Statutory Trust, Luminent Capital Management, Inc., Pantheon Holding Company, Inc., Proserpine LLC, Maia Mortgage Finance Statutory Trust, Saturn Portfolio Management, Inc., Minerva Mortgage Finance Corporation and Minerva CDO Delaware SPV LLC as “Grantors”, and Arco Capital Corporation Ltd. as “Secured Party”.

“Settlement Amount” has the meaning set forth in Section 5.

“Termination Date” for this Agreement means the date on which all Obligations have been satisfied in full.

“Transaction Documents” means this Agreement and all other agreements, documents, forms, confirmations and other writings entered into or delivered pursuant to or in connection with any Transactions, including, but not limited to those set forth on Exhibit A hereto.

“Transactions” means, without limitation, purchases or sales of Securities on a long, short or forward basis, loan transactions, repurchase and reverse repurchase transactions, arbitrage transactions, swaps, collars, caps, floors and purchases or sales of options to purchase or sell Securities entered into in connection with any of the Transaction Documents.

Section 2. Collateral.

A. Luminent Mortgage Capital, Inc., and each other Luminent Entity hereby grants to each member of the ACC Group a continuing security interest in and first lien on, and a right of setoff with respect to, all of their respective securities, notes, mortgages, instruments, financial assets, monies, trust receipts or other property whenever acquired and all distributions thereon and proceeds thereof, whenever the same is held or carried for the Luminent Group by a member of the ACC Group or any of such group’s agents or pledged, lent or sold in a Transaction by Luminent Mortgage Capital, Inc. to any member of the ACC Group entered into heretofore or at any time in the future (collectively the “Collateral”). The Collateral secures the prompt and full payment and performance of any and all present and future obligations and liabilities of each member of the Luminent Group to each member of the ACC Group, whether pledged pursuant to a Transaction Document or otherwise (including without limitation obligations and liabilities under any Transactions), whether matured, unmatured, liquidated, unliquidated, fixed or contingent (together with interest at the rate provided under any agreement evidencing the same (or if not so provided, at the rate described in Section 5(c)), and any allowed costs and fees, the “Obligations”).

B. All property of the Luminent Group held by the ACC Group shall be held in the nature of a deposit for security. Except to the extent otherwise expressly provided in a Transaction Document, Collateral held by or for the benefit of, or pledged to any member of the ACC Group, shall be deemed held by or for the benefit of, or pledged to, such entity for its own account or as agent and/or custodian for the account of another ACC Entity (or ACC Entities), as applicable. Notwithstanding the foregoing, this provision shall not be construed in a manner which conflicts with ACC’s requirement to obtain or maintain a certain level of margin with respect to any Transaction.

C. All Collateral legally held by any ACC Entity (either directly or through an agent) shall be held both for itself and for the benefit of all ACC Entities and the ACC Group.

Section 3. Periodic Netting and Setoff.

A. Each of the parties hereto acknowledges that (i) the parties have or may have entered into the Transactions; and (ii) all Transactions have been and will be entered into, among other things, in consideration of each other.

B. Effective as of the date of this Agreement, each ACC Entity shall have the right, from time-to-time in its sole business discretion and without prior notice, to aggregate, setoff and net any payment obligations arising under the Transactions. The parties specifically agree that netting in respect of two or more Transactions may occur upon the election of any ACC Entity. This periodic netting process shall be handled as set forth within this Section 3 for all Collateral subject to Transactions. Accordingly,

(1)	If any Luminent Entity owes (or has contingent obligations to) any ACC Entity pursuant to any of the Transactions, any ACC Entity may, without prior notice, aggregate, setoff and net: (a) any Collateral pledged by any Luminent Entity to any ACC Entity; (b) any Collateral required to be paid or returned by any ACC Entity to any Luminent Entity; and (c) any payment due any Luminent Entity from any ACC Entity. Specifically, a member of the ACC Group may net (a) amounts owed to any Luminent Entity by any ACC Entity under the Transactions; and (b) amounts owed by any Luminent Entity to the other members of the ACC Group under the Transactions to satisfy any Obligations of any Luminent Entity to any ACC Entity.

(2)	If amounts owed by all parties are equal, no party shall make a payment under this Section 3.

(3)	All payments due pursuant to this Section 3 shall be made on the payment date, which shall be no later than the first business day after the netting. All payments shall be made by wire transfer.

(4)	Upon making such net payment and/or delivery, and provided that the Collateral subject to such Transactions has been returned (if required) properly to the appropriate party respectively and that all other obligations of the parties hereto have been satisfied, each of the parties agrees to reflect on its books and records that such netted Transactions have been discharged fully.

(5)	Any ACC Entity may, upon prior notice to the applicable Luminent Entity, sell at private or public sale any Collateral and apply the proceeds thereof against any Obligations, or retain and apply any Collateral in satisfaction of any such Obligations to any ACC Entity;

(6)	Any ACC Entity may setoff any obligations of any ACC Entity to any Luminent Entity against any Obligations of any Luminent Entity to another member of the ACC Group; and

(7)	The ACC Group may collect from Luminent Group any losses, costs or expenses incurred by any ACC Entity in taking any of the above-mentioned actions (including commissions and reasonable legal fees and expenses), all of which will be secured by the Collateral.

C. In the event that the Obligations to be netted are not fixed, the ACC Group may net and setoff amounts pursuant to this Section 3 believed in good faith not to exceed 100% of the Obligations due from the Luminent Entity and including contractual and/or statutory interest, costs and anticipated attorney’s fees.

D. Any netting ACC Entity shall have the right to net and/or setoff Obligations and Transactions in any order it chooses.

Section 4. Default Netting and Setoff.

A. An “Event of Default” shall have the respective meaning assigned to such terms in the relevant Transaction Documents.

B. In addition to all other rights and remedies available under the relevant Transaction Documents, an Event of Default shall give each ACC Entity the netting and setoff rights specified in Section 3.

Section 5. Close-Out Netting and Setoff.

A. Upon termination of this Agreement, without limiting any other provision of this Agreement or any Transaction Document, any member of the ACC Group may aggregate, setoff and net against any Obligations of any Luminent Entity any Collateral, or the value thereof, pledged by or required to be delivered or paid by any Luminent Entity to any member of the ACC Group in connection with such terminated Transactions. In addition, upon termination under this Section, any member of the ACC Group may aggregate, setoff and net against any Obligations of any Luminent Entity any Collateral, or the value thereof, pledged by or required to be delivered or paid by any member of the ACC Group to any Luminent Entity in connection with such terminated Transactions. Thereupon, the only delivery obligation of any of the parties in connection with such Transactions will be for the parties to deliver such Collateral or a net cash payment, as the case may be, as may be required after giving effect to such aggregation, netting and setoff.

B. The method by which the parties hereto will value such Collateral for such netting and setoff purposes will be determined by the method prescribed in the applicable agreement or, in the absence of a prescribed method, by the ACC Entities in a commercially reasonable manner.

C. In the alternative, the ACC Group may net and setoff amounts pursuant to this Section in accordance with the netting and setoff rights specified in Section 3.

D. Each ACC Entity shall aggregate any gains, losses and costs with respect to all transactions into a single net amount (the “Settlement Amount”). It is expressly agreed that the ACC Entities shall not be required to enter into replacement transactions in order to determine the Settlement Amount. The ACC Group and the Luminent Group will provide one another with a statement showing, in reasonable detail, their calculations of gains, losses and costs, including all relevant quotations and specifying any amount payable, and giving details of the relevant account to which any amount payable is to be paid.

Section 6. Remedies.

A. None of the rights and remedies of each member of the ACC Group shall be exclusive of any other available right or remedy, and each remedy shall be cumulative and in addition to any other right or remedy of each member of the ACC Group. Each member of the ACC Group shall be entitled to exercise its rights and remedies against the Luminent Group in such order and to such extent as it, in its sole discretion, deems appropriate. It is understood that a prior demand or call, or prior notice of the time and place of such sale or purchase, shall not be considered a waiver of the right of any member of the ACC Group to sell the Collateral without demand or notice. Luminent Mortgage Capital, Inc., acknowledges that all of the Collateral (other than cash) is of a type that may decline rapidly in value and/or is customarily sold on or in a recognized market (including the whole loan market), and therefore, the Luminent Group is not entitled to prior notification of any intended sale or other disposition thereof. The Luminent Group shall remain liable for any and all Obligations it owes to any member of the ACC Group remaining unpaid or unsatisfied after the application of the Collateral and the exercise of all rights hereunder.

B. All Obligations shall bear interest equal in value to the relevant rate specified in the applicable Transaction Documents or, if no rate is specified, in respect of each day, the overnight Federal Funds (Effective) Rate for such day that is quoted the next business day on Reuters Screen FEDFUNDS1 under the heading under the caption “EFFECT” for such day, or, if that rate is unavailable, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day as published by the Federal Reserve Bank of New York on the next business day.

C. The rights and remedies granted hereby to the ACC Group are in addition to any rights and remedies, and supercede any limitations on such rights and remedies that are inconsistent herewith, that they may have under any existing or future agreements with any Luminent Entity unless, in the case of any future agreements, any inconsistent provision therein is stated explicitly to supercede this Agreement. Without limiting the generality of the foregoing, nothing herein shall be construed as a requirement that a member of the ACC Group cause Collateral held on account of a particular Transaction to be attributed (in whole or in part) to any other Transaction in determining whether that member of the ACC Group is entitled to make a demand or call upon the Luminent Entity for additional securities, monies or other property under any such other Transaction.

Section 7. Multiple Party Setoff.

A. ACC, along with its Affiliates, and Luminent Mortgage Capital, Inc., along with its Affiliates, agree to engage in a triangular or multi-party setoff pursuant to this Agreement if necessary. Each member of the ACC Group and the Luminent Group agrees that, at the option of any party to this Agreement, and without prior notice to any other party, any and all amounts payable pursuant to Section 3, Section 4 or Section 5 to any party may be reduced or satisfied by a setoff against any other amounts payable by or to any other party to this Agreement. For purposes of this Agreement, the parties agree that (i) all of the ACC Entities constitute a single unit for purposes of setoff and (ii) all of the ACC Entities constitute a single unit for purposes of setoff.

B. This right of setoff, recognized in New York law and the United States Bankruptcy Code, shall be held by all parties to this Agreement. If any amounts are so set off, these amounts are to be discharged promptly and in all respects.

Section 8. Recoupment.

The rights of the ACC Group contained herein are in addition to any and all recoupment rights that the ACC Group may have at law or in equity against the Luminent Group.

Section 9. Choice of Law; Waiver of Jury Trial.

THIS AGREEMENT AND EACH AND EVERY OTHER TRANSACTION DOCUMENT AND TRANSACTION BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401), AND IN THE EVENT THAT ANY LAWSUIT IS COMMENCED RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR TRANSACTION THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS SITUATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK IN CONNECTION WITH ANY SUCH DISPUTE. THE PARTIES TO THIS AGREEMENT WAIVE THE RIGHT TO TRIAL BY JURY IN ANY SUCH LAWSUIT.

Section 10. Assignment; Modification.

This Agreement may not be amended or modified except in a written instrument executed by each of the parties hereto. The rights and obligations of the parties under this Agreement and under any transaction or agreement (including any Transaction between the parties) may not be assigned without the prior written consent of the other party and any purported assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns. If any provisions of this Agreement shall not be enforceable, the parties agree that the remaining provisions of this Agreement shall constitute the binding Agreement between the parties.

Section 11. Representations, Warranties and Covenants.

Each party represents and warrants to the other party that it has all requisite power to execute, deliver and perform its obligations under this Agreement; that this Agreement constitutes a legal, valid and binding agreement enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); that neither the execution and delivery of this Agreement by the party, nor the performance of its obligations hereunder, (A) conflicts or will conflict with, results or will result in a breach or violation of, or constitutes or will constitute a default under: (i) its articles of incorporation or by-laws (or equivalent documents); (ii) the terms of any agreement, obligation or instrument to which it is a party; or (iii) any statute, law, decree, order, rule or regulation applicable to it, or (B) requires any authorization, approval, consent, order, filing, or other action except such as has previously been obtained.

Section 12. Enforcement Costs and Expenses.

The Luminent Entities shall jointly and severally reimburse all ACC Entities for any damages, claims, liabilities, expenses, attorney’s fees, etc., arising out of the enforcement of this Agreement or any other Transaction Document; provided however in the event of a dispute arising out of the enforcement of this Agreement, the losing party shall be responsible for all expenses and attorney’s fees incurred in connection with such dispute.

Section 13. No Future Obligations.

Notwithstanding anything contained in this Agreement and except only as may be expressly set forth in the Transaction Documents, neither party to this Agreement shall be obligated to enter into any future Transactions. Each party agrees that it will deliver such documents and take such action as are required to implement the terms of this Agreement.

Section 14. Counterparts.

This Agreement may be executed in Counterparts all of which taken together shall constitute the Agreement.

[REMAINDER OF PAGE BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Collateral Security, Setoff and Netting Agreement as of the date first written above.

ARCO CAPITAL CORPORATION LTD
for itself and as Agent for the ACC Group
By:	ARCO CAPITAL MANAGEMENT LLC, as attorney-in-fact for Arco Capital Corporation
By:	/s/ Jay Johnston

Name: Jay Johnston Title: Chief Executive Officer

GGRE LLC

By ARCO CAPITAL MANAGEMENT, its sole Manager

By: /s/ Jay Johnston
Name: Jay Johnston
Title: Chief Executive Officer

LUMINENT MORTGAGE CAPITAL, INC.

for itself and as Agent for the Luminent Group

By: /s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

MERCURY MORTGAGE FINANCE STATUTORY TRUST

By: /s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

LUMINENT CAPITAL MANAGEMENT, INC.

By: /s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

PANTHEON HOLDING COMPANY, INC.

By: /s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

PROSERPINE LLC

By: /s/ S. Trezevant Moore Jr.
Name: S. Trezevant Moore Jr.
Title: Chief Executive Officer

MAIA MORTGAGE FINANCE STATUTORY TRUST

By: /s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

SATURN PORTFOLIO MANAGEMENT, INC.

By: /s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

MINERVA MORTGAGE FINANCE CORPORATION

By: /s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

MINERVA CDO DELAWARE SPV LLC

By: /s/ Christopher J. Zyda
Name: Christopher J. Zyda
Title: Chief Financial Officer

EXHIBIT A

As of the date hereof, the Parties have entered into the following agreements:

1.	Master Repurchase Agreement dated August 14, 2007 among Saturn Portfolio Management, Inc. as “seller” and GGRE LLC as “buyer”.

2.	Master Repurchase Agreement dated August 14, 2007 among Mercury Mortgage Finance Statutory Trust, Inc. as “seller” and GGRE LLC as “buyer”.

3.	Master Repurchase Agreement dated August 14, 2007 among Minerva Mortgage Finance Corporation as “seller” and GGRE LLC as “buyer”.

4.	Amended and Restated Credit Agreement dated as of September 26, 2007 between Arco Capital Corporation Ltd. and Luminent Mortgage Capital, Inc.

5.	Amended and Restated Subsidiary Guarantee Agreement dated as of September 26, 2007 among each of Mercury Mortgage Finance Statutory Trust, Luminent Capital Management, Inc., Pantheon Holding Company, Inc., Proserpine LLC, Maia Mortgage Finance Statutory Trust, Saturn Portfolio Management, Inc., Minerva Mortgage Finance Corporation and Minerva CDO Delaware SPV LLC as “Guarantors”, and Arco Capital Corporation Ltd.

6.	Amended and Restated Security and Pledge Agreement dated as of September 26, 2007 among each of Luminent Mortgage Capital, Inc., Mercury Mortgage Finance Statutory Trust, Luminent Capital Management, Inc., Pantheon Holding Company, Inc., Proserpine LLC, Maia Mortgage Finance Statutory Trust, Saturn Portfolio Management, Inc., Minerva Mortgage Finance Corporation and Minerva CDO Delaware SPV LLC as “Grantors”, and Arco Capital Corporation Ltd. as “Secured Party”.

7.	Master Repurchase Agreement dated December 6, 2007, among Minerva CDO Delaware SPV LLC as “seller” and GGRE LLC as “buyer”.

8.	First Amendment dated December 7, 2007, to Amended and Restated Credit Agreement dated as of September 26, 2007 among Arco Capital Corporation Ltd., Luminent Mortgage Capital, Inc. and each of Mercury Mortgage Finance Statutory Trust, Luminent Capital Management, Inc., Pantheon Holding Company, Inc., Proserpine LLC, Maia Mortgage Finance Statutory Trust, Saturn Portfolio Management, Inc., Minerva Mortgage Finance Corporation and Minerva CDO Delaware SPV LLC as “Guarantors”.